Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 12, 2015, by and between Microphase Corporation, a Connecticut corporation with its principal place of business located at 587 Connecticut Ave., Norwalk, Connecticut 06854 (the “Company”), and Necdet Ergul, an individual and resident of the State of Connecticut with an address located at 88 Round Hill Road, Greenwich, Connecticut 06831 (“Executive” and together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.           Executive is currently the Company’s Chief Executive Officer.

B.           Executive possesses certain knowledge and skills relating to the Company’s business, structure and operations that the Company wishes to retain for the development and success of the Company’s business.

C.            The Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.           Employment; Duties. The Company hereby employs Executive, and Executive hereby accepts employment, as Chairman, Chief Executive Officer and President of the Company, subject to the terms and conditions set forth in this Agreement. As Chairman, Chief Executive Officer and President, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with his position and as may, from time to time, be assigned to him by the board of directors of the Company (the “Board”). Executive shall report directly to the Board. During the Term (as defined herein), Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Executive for the making of passive personal investments, the conduct of private business affairs and charitable activities shall be allowed, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

2.           Employment Period. The term of Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of thirty-six (36) months, having commenced on February 1, 2015 (the “Commencement Date”) and ending on February 1, 2018. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term”.

3.           Compensation of Executive.

(a)          Fees for Services. In consideration of the services rendered by Executive (the “Services”) and Executive’s other obligations under this Agreement, the annual base compensation for this position will be $225,000. Such compensation shall be payable in such installments as the Company pays its other employees.

(b)          Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all expenses properly and reasonably incurred by Executive on behalf of the Company in the performance of Executive’s duties hereunder.

(c)          Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

(d)          Vacation Benefits. During the Employment Period, the Executive shall be entitled to receive vacation benefits in accordance with the Company’s applicable policies and procedures in effect as of the Effective Date of this Agreement, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter. Subject to said vacation policies and procedures, the Executive shall be entitled to receive four (4) weeks of Company paid vacation, per year.

(e)          Indemnification and D&O Insurance. The Company agrees to indemnify the Executive to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, providing to the Executive, if applicable, any Directors or Officers Insurance Policy, in effect as of the Effective Date, or which becomes effective during the Term of this Agreement and/or any renewal or extension period thereafter, with such indemnification of the Executive to be on terms determined by the Board, or any of its authorized Committees, but on terms no less favorable than provided to any other Company executive, officer or director, and subject further to the terms of any separate written Indemnification Agreement.

4.           Termination and Forfeiture of Payments and Benefits.

(a)          Termination by Company for Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive pursuant to this Agreement other than the payment of Executive’s earned and unpaid compensation, vested and accrued benefits under the Company’s ERISA-based plans and accrued but unreimbursed expenses pursuant to Section 3(d) (collectively, the “Accrued Obligations”) to the effective date of such termination.

For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)          Executive’s willful failure to perform his duties or Executive’s bad faith in connection with the performance of his duties, following written notice from the Board, or its designee, detailing the specific acts and a thirty (30) day period of time to remedy such failure;

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(ii)         Executive engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence that is injurious to the Company;

(iii)        Executive’s material breach of a written policy of the Company, which policy has been provided to Executive, or the existence of which Executive should reasonably have known, in connection with his employment, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv)        Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board, or its designee, detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v)         Executive’s conviction of a felony or crime involving dishonesty or moral turpitude, or which reflects negatively upon the Company or impairs or impedes its operations.

(b)          Permanent Disability. If during his employment with the Company, (i) Executive becomes ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12-month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of the Accrued Obligations; (ii) all Options which have vested as of the date of termination; and (iii) Severance, as that term is defined in Paragraph 4(d).

(c)          Death. Executive’s employment with the Company shall be deemed terminated by the Company upon the death of the Executive, and the Company shall have no obligation to the Executive or the Executive’s estate other than (i) the payment of the Accrued Obligations; (ii) all Options which have vested as of the date of death; and (iii) Severance, as that term is defined in Paragraph 4(d) .

(d)          Termination by the Company without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause, upon the Board’s approval, by a majority vote of the Board members in favor of such termination. In the event that Executive’s employment with the Company is terminated by the Company without Cause, the Company shall have no obligation to Executive other than (subject to Executive’s continued compliance with his obligations under this Agreement): (i) the payment of the Accrued Obligations (and any rights under the Stock Option Agreement that survive such termination, including the understanding that any portion of the Options that have not vested as of the date of termination, shall vest in full as of the date of such termination); and (ii) a continuation of the Executive’s Base Salary (at the rate in effect at the time of such termination) for a period of time commencing on the date of termination and ending on the date that is 12 months after such date of termination (“Severance”)

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(e)          Termination by Executive for Good Reason.

(i)          Executive’s employment with the Company may be terminated at any time by Executive for Good Reason. In the event that Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to the same Accrued Obligations, Option vesting, and Severance that he would have been entitled to receive under Section 4(d) as if his employment were terminated by the Company without Cause.

(ii)         For purposes of this Agreement, the term “Good Reason” shall mean either any material breach of this Agreement by the Company which remains in effect thirty (30) days after written notice is provided by Executive to Company detailing such condition or event of breach, or a material change in Executive’s position, duties and responsibilities. The above notwithstanding, if Executive’s Compensation does not decrease resulting from such material change, then such material change shall not be deemed “Good Reason” for termination purposes.

(f)          Termination by Executive without Good Reason. The Executive may voluntarily resign from his employment with the Company without Good Reason, provided that Executive shall provide the Company with ninety (90) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of the Accrued Obligations to the effective date of such termination. Any Options which have not vested on the date of termination shall be deemed to be null and void.

(g)          Release of Claims. As a condition to receiving the payments set forth in Section 4(d) or Section 4(e) upon a termination by the Company without Cause or by Executive for Good Reason, Executive shall be required to execute and not revoke a waiver and release of claims, in a form provided by the Company.

5.           Covenants.

(a)          Confidentiality.

(i)          Proprietary Information. Executive understands and acknowledges that, during the course of his employment with the Company, Executive shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a Competitive Business, as defined herein), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Developments (as defined herein), the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Executive can demonstrate is generally available to the public (other than as a result of a disclosure by Executive).

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(ii)         Duty of Confidentiality. Executive agrees at all times, both during and after Executive’s employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Executive or the Company is or becomes a party or subject thereto. Executive also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

(iii)        Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all Company Investors, together with all distributors, representatives, agents, licensees and third-parties (“Other Third Parties”) that the Executive interacts and works with while employed by Company, are doing business with the Company and not with the Executive, personally, and that in the course of dealing with such Investors and Other Third Parties, the Company has established goodwill with respect to each such Investor and Other Third Party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, the Investors and Other Third Parties, and that Executive will inevitably have to draw on such information if Executive solicits or provides services to any Investor or Other Third Parties on his own behalf or on behalf of a Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean any enterprise engaged in the RF and Microwave device business that is substantially similar to that which the Company is engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company.

(iv)        Nondisparagement. The Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees.

(b)          Restrictions on Solicitation. Executive shall not, directly or indirectly, without the prior written consent and approval of the Company, (i) interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent three (3) month period, an employee, agent, representative or independent contractor of the Company, or solicit, induce or attempt to solicit or induce any of them to leave the employ or service of the Company or to violate the terms of their respective contracts, agreements or any employment arrangements with the Company; or (ii) induce or attempt to induce any customer, client, supplier, distributor, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the contract or relationship between the Company and any customer, client, supplier, distributor, licensee or other business relation of the Company. As used herein, the term “indirectly” shall include, without limitation, Executive’s permitting the use of Executive’s name by any Competitive Business to induce or interfere with any employee or business relationship of the Company.

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(c)          Restrictions on Executive’s Competitive Employment. In order to protect the Company’s Proprietary Information and Third-Party Goodwill, Executive acknowledges and agrees that in the event this Agreement is terminated for any reason, then, from the date of such termination, or from the last date upon which Severance is paid to Executive, whichever is later, and for a period of one (1) year thereafter, the Executive shall not, without the Company’s express written consent, directly or indirectly, own, control, manage, operate, participate in, be employed by, permit the use of his name with, or act for or on behalf of, any Competitive Business which competes directly with the Company and its RF & Microwave devices and products. The Executive agrees that the restriction on competitive employment contemplated herein is necessary and reasonable in order to protect the Company in the conduct of its business.

(d)          Assignment of Developments.

(i)          Executive acknowledges and agrees that all developments, including, without limitation, the creation of new products, devices, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, trade dress, service marks, copyrights, domain names, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof, including all results and proceeds of the foregoing, relating to the Business or future business of the Company that Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Executive’s employment with or as a result of Executive’s employment with the Company (collectively, “Developments”) are being prepared by Executive as an employee of the Company within the scope of Executive’s employment and shall be considered as “works made for hire” and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on Executive’s part. If and to the extent the fact that the Developments are works made for hire is not effective to place ownership of the Developments and all rights therein to the Company, then Executive hereby solely, exclusively and irrevocably assigns and transfers to the Company any and all of his right, title and interest in and to the Developments. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare and to take any and all other actions that are necessary or desirable, in the reasonable opinion of the Company, to evidence or effectuate all or any of the Company’s rights hereunder, including executing and delivering patent, trademark or copyright applications and instruments of assignment to the Company and enabling the Company to file instruments of assignment for, to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present, or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of Executive’s employment with the Company.

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(ii)         If any patent, trademark or copyright application is filed by Executive or on Executive’s behalf during Executive’s employment with the Company or within one (1) year after Executive’s leaving the Company’s employ, describing a Development within the scope of Executive’s work for the Company or which otherwise relates to a portion of the business of the Company, of which the Executive had knowledge during Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.

(e)          Remedies. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Proprietary Information. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Section 4.4 and Section 4.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Executive’s ability to earn a livelihood or create or impose upon Executive any undue hardship. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.

(f)          Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software, information relating to the research, development, preparation, maintenance and sale of RF & Microwave products or any other such Company created RF & Microwave products, and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the Business of the Company or containing Proprietary Information and/or Developments, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and other property provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company, also shall remain the sole property of the Company. Upon the termination of Executive’s employment or upon the prior demand of the Company, Executive shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company’s request for return.

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6.           Notices. Any notice or communication given by either Party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company:	Microphase Corporation
587 Connecticute Avenue
Norwalk, CT 06856
Attention: Company CEO
Facsimile: 203-853-3304

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, New Jersey 08830
Attn: Scott E. Linsky
Facsimile: (732) 396-4401

If to Executive:	Necdet Ergul
88 Round Hill Road,
Greenwich, Connecticut 06831

Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7.           Miscellaneous.

(a)          Representations and Covenants. In order to induce the Company to enter into this Agreement, the Executive makes the following representations and covenants to the Company and acknowledges that Company is relying upon such representations and covenants:

(i)          No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling any and all of the terms and conditions of this Agreement.

(ii)         Executive, during his employment, shall use his best efforts to disclose to the Board, in writing, or by other effective method, any bona fide information known by him, which he reasonably believes is not known to the Board, and which he reasonably believes would have any material negative impact on the Company.

(b)          Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes the effectiveness all other prior agreements and understandings between the Parties or between Executive and the Company with respect to such subject matter.

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(c)          Amendment; Waiver. The Parties agree that this Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

(d)          Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

(e)          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(f)          Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes, by the laws and public policy of the State of New York, except as it pertains to conflict of laws principles. Jurisdiction and venue shall be conferred upon the state and federal courts located in the City and State of New York.

(g)          Further Assurances. Each of the Parties agree to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time, and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(h)          Severability. The Parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the Parties further agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

(i)          Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

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(j)          Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax while, to the extent possible, preserving the overall economic benefit to the Executive of such payments or benefits. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 7.10; provided that neither the Company nor any of its officers, directors, shareholders, employees, agents or representatives shall have any liability to the Executive with respect thereto.

(k)          Survival. Notwithstanding the termination of the Executive’s employment hereunder, the terms, conditions and provisions contained herein shall survive such termination.

(l)          Counterparts. The Parties agree that this Agreement may be signed in two (2) or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed, or have caused to have executed, this Agreement as of the day and year first above written.

MICROPHASE CORPORATION

By:	/s/ James Ashman
Name: James Ashman
Title: Chief Financial Officer

EXECUTIVE

/s/ Necdet Ergul
NECDET ERGUL, an individual